                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                 SCHEDULE 13G/A
                                (Amendment No. 1)

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2


                                   NETTAXI.COM
              ----------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.001 PAR VALUE
              ----------------------------------------------------
                         (Title of Class of Securities)

                                    64115G102
              ----------------------------------------------------
                                 (CUSIP Number)

                        RGC International Investors, LDC
                     c/o Rose Glen Capital Management, L.P.
                          3 Bala Plaza East, Suite 501
                               251 St. Asaphs Road
                              Bala Cynwyd, PA 19004
                             Attn: Gary S. Kaminsky
                                  (610)617-5900


                                DECEMBER 31, 2000
              -----------------------------------------------------
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)
|X|  Rule 13d-1(c)
|_|  Rule 13d-1(d)

--------------------------

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.
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                                       13G
---------------------                                        -----------------
CUSIP NO.   64115G102                                        PAGE 2 OF 8 PAGES
---------------------                                        -----------------


------------------------------------------------------------------------------
                  NAME OF REPORTING PERSON/
         1        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)
                                    RGC International Investors, LDC

------------------------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
         2                                                              (b)|X|
------------------------------------------------------------------------------
                  SEC USE ONLY
         3
------------------------------------------------------------------------------
                  CITIZENSHIP OR PLACE OF ORGANIZATION
         4
                  Cayman Islands
------------------------------------------------------------------------------
                                                  SOLE VOTING POWER
                                         5
                   Number of                      0
                   Shares        ---------------------------------------------
                   Beneficially                  SHARED VOTING POWER
                   Owned by              6
                   Each                           2,218,117
                   Reporting     ---------------------------------------------
                   Person                         SOLE DISPOSITIVE POWER
                   With                  7
                                                  0
                                 ---------------------------------------------
                                                  SHARED DISPOSITIVE POWER
                                         8
                                                  2,218,117
------------------------------------------------------------------------------
                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         9
                  2,218,117
------------------------------------------------------------------------------
                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         10                                                                |_|
                  N/A
------------------------------------------------------------------------------
                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         11
                  4.9%
------------------------------------------------------------------------------
                  TYPE OF REPORTING PERSON
         12
                  00
------------------------------------------------------------------------------
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                                       13G
---------------------                                        -----------------
CUSIP NO.   64115G102                                        PAGE 3 OF 8 PAGES
---------------------                                        -----------------


------------------------------------------------------------------------------
                  NAME OF REPORTING PERSON/
         1        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)
                                            Rose Glen Capital Management, L.P.

------------------------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
         2                                                              (b)|X|
------------------------------------------------------------------------------
                  SEC USE ONLY
         3
------------------------------------------------------------------------------
                  CITIZENSHIP OR PLACE OF ORGANIZATION
         4
                  Delaware
------------------------------------------------------------------------------
                                                  SOLE VOTING POWER
                                         5
                   Number of                      0
                   Shares        ---------------------------------------------
                   Beneficially                  SHARED VOTING POWER
                   Owned by              6
                   Each                           2,218,117
                   Reporting     ---------------------------------------------
                   Person                         SOLE DISPOSITIVE POWER
                   With                  7
                                                  0
                                 ---------------------------------------------
                                                  SHARED DISPOSITIVE POWER
                                         8
                                                  2,218,117

------------------------------------------------------------------------------
                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                  REPORTING PERSON
         9
                  2,218,117
------------------------------------------------------------------------------
                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         10                                                                |_|
                  N/A
------------------------------------------------------------------------------
                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         11
                  4.9%
------------------------------------------------------------------------------
                  TYPE OF REPORTING PERSON
         12
                  PN
------------------------------------------------------------------------------
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                                       13G
---------------------                                        -----------------
CUSIP NO.   64115G102                                        PAGE 4 OF 8 PAGES
---------------------                                        -----------------


------------------------------------------------------------------------------
                  NAME OF REPORTING PERSON/
         1        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)
                                            RGC General Partner Corp.
------------------------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
         2                                                              (b)|X|
------------------------------------------------------------------------------
                  SEC USE ONLY
         3
------------------------------------------------------------------------------
                      CITIZENSHIP OR PLACE OF ORGANIZATION
         4
                  Delaware
------------------------------------------------------------------------------
                                                  SOLE VOTING POWER
                                         5
                  Number of                       0
                  Shares         ---------------------------------------------
                  Beneficially                   SHARED VOTING POWER
                  Owned by               6
                  Each                            2,218,117
                  Reporting      ---------------------------------------------
                  Person                          SOLE DISPOSITIVE POWER
                  With                   7
                                                  0
                                 ---------------------------------------------
                                                  SHARED DISPOSITIVE POWER
                                         8
                                                  2,218,117

------------------------------------------------------------------------------
                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                  PERSON
         9
                  2,218,117
------------------------------------------------------------------------------
                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         10       CERTAIN SHARES
                                                                           |_|
                  N/A
------------------------------------------------------------------------------
                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         11
                  4.9%
------------------------------------------------------------------------------
                  TYPE OF REPORTING PERSON
         12
                  CO
------------------------------------------------------------------------------

                                       13G
---------------------                                          -----------------
CUSIP NO.   64115G102                                          PAGE 5 OF 8 PAGES
---------------------                                          -----------------


ITEM 1(a).        NAME OF ISSUER:

                  Nettaxi.com

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1696 Dell Avenue
                  Campbell, California 95008

ITEM 2(a).        NAME OF PERSON FILING
ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE
ITEM 2(c).        CITIZENSHIP:

                  RGC International Investors,LDC
                  c/o SEI Fund Resources International, Ltd.
                  Styne House, Upper Hatch Street
                  Dublin, Ireland 2
                  Cayman Islands limited duration company

                  Rose Glen Capital Management, L.P.
                  3 Bala Plaza East, Suite 501
                  251 St. Asaphs Road
                  Bala Cynwyd, Pennsylvania 19004
                  Delaware limited partnership

                  RGC General Partner Corp.
                  3 Bala Plaza East, Suite 501
                  251 St. Asaphs Road
                  Bala Cynwyd, Pennsylvania 19004
                  Delaware corporation

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  Common Stock, par value $.001 per share (the
                  "Common Stock").

ITEM 2(e).        CUSIP NUMBER:

                  64115G102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A: N/A

                  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(c), CHECK THIS BOX. |X|

                                       13G
---------------------                                          -----------------
CUSIP NO.   64115G102                                          PAGE 6 OF 8 PAGES
---------------------                                          -----------------


ITEM 4.           OWNERSHIP.

                  RGC International Investors, LDC ("RGC")
                  Rose Glen Capital Management, L.P. ("Rose Glen") RGC General Partner Corp. ("Partner")

                  RGC is a private investment fund. Rose Glen is the investment manager of RGC, and Partner is the general partner of Rose Glen.

                  (a)      Amount beneficially owned:

                           2,218,117 shares of Common Stock (1)

                  (b)      Percent of Class:

                           4.9% as of the date of filing this
                           statement. (Based on 43,049,586 shares of Common Stock issued and outstanding as of October 31, 2000.) (1)

                  (c)      Number of shares as to which such persons have:

                           (i)      Sole power to vote or to direct the vote:

                                    0

                           (ii)     Shared power to vote or to direct the vote:

                                    See Item 4(a) above.

                           (iii) Sole power to dispose or to direct the disposition of:

                                    0

                           (iv) Shared power to dispose or to direct the disposition of:

                                    See Item 4(a) above.

----------
(1) The beneficial ownership reported herein represents shares of Common Stock that RGC may acquire through the exercise of warrants to acquire (i) 2,200,000 shares of Common Stock at an exercise price $1.50 per share and
(ii) 269,692 shares of Common Stock at an exercise price of $4.38 per share (collectively, the "Warrants"). The terms of the Warrants provide that the Warrants are exercisable on any given date only to the extent that the number of shares of Common Stock then issuable upon exercise of the Warrants, together with any other shares of Common Stock beneficially owned by the Reporting Persons or any of their affiliates (excluding for this purpose shares of Common Stock which may be deemed beneficially owned through the ownership of the unexercised Warrants), would not exceed 4.9% of the Common Stock then issued and outstanding. Accordingly, RGC's ability to fully exercise the Warrants may be limited by the terms of such Warrants.

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                                       13G
---------------------                                          -----------------
CUSIP NO.   64115G102                                          PAGE 7 OF 8 PAGES
---------------------                                          -----------------


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  N/A

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  N/A

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  N/A

                                       13G
---------------------                                          -----------------
CUSIP NO.   64115G102                                          PAGE 8 OF 8 PAGES
---------------------                                          -----------------


ITEM 10.          CERTIFICATIONS.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        RGC International Investors, LDC
                                        By:  Rose Glen Capital Management, L.P.
                                             By:  RGC General Partner Corp.


Dated: February 13, 2001                          By:  /s/ GARY S. KAMINSKY
                                                       ---------------------
                                                       Gary S. Kaminsky
                                                       Managing Director

                                        Rose Glen Capital Management, L.P.
                                        By:  RGC General Partner Corp.


Dated: February 13, 2001                By:  /s/ GARY S. KAMINSKY
                                             --------------------
                                             Gary S. Kaminsky
                                             Managing Director


                                        RGC General Partner Corp.


Dated: February 13, 2001                By:  /s/ GARY S. KAMINSKY
                                             --------------------
                                             Gary S. Kaminsky
                                             Managing Director

                                                                       EXHIBIT A

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is used in the Schedule 13G/A referred to below) on behalf of each of them of a statement on Schedule 13G/A (including amendments thereto) with respect to the Common Stock, par value $.001 per share, of Nettaxi.com, and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 13th day of February, 2001.

                                        RGC International Investors, LDC
                                        By:  Rose Glen Capital Management, L.P.
                                             By:  RGC General Partner Corp.


Dated: February 13, 2001                          By:  /s/ GARY S. KAMINSKY
                                                       ---------------------
                                                       Gary S. Kaminsky
                                                       Managing Director

                                        Rose Glen Capital Management, L.P.
                                        By:  RGC General Partner Corp.


Dated: February 13, 2001                By:  /s/ GARY S. KAMINSKY
                                             --------------------
                                             Gary S. Kaminsky
                                             Managing Director


                                        RGC General Partner Corp.


Dated: February 13, 2001                By:  /s/ GARY S. KAMINSKY
                                             --------------------
                                             Gary S. Kaminsky
                                             Managing Director